EXHIBIT 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT, dated as of September 6, 2016 (this “Agreement”), is entered into by and among Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), Gato Investments LP, a Delaware limited partnership (the “Investor”), InterMedia Hemisphere Roll-Over L.P., a Delaware limited partnership (the “Rollover SPV”), InterMedia Partners VII, L.P., a Delaware limited partnership (“IMPVII”), Gemini Latin Holdings, LLC, a Delaware limited liability company (the “General Partner”), Peter M. Kern, an individual (“Kern”), and Searchlight II HMT, L.P., a Delaware limited partnership (“Searchlight”).
RECITALS
WHEREAS, substantially simultaneously with the execution hereof, the Investor, IMPVII and InterMedia Cine Latino, LLC, a Delaware limited liability company (together with IMPVII, the “Sellers”), are entering into that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Investor will purchase shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”), of the Company, and warrants to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”), of the Company (the “Warrants” and, together with the Class B Shares, the “Interests”) held by the Sellers;
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the General Partner, Kern and Searchlight have agreed, prior to the Closing, to enter into an Amended and Restated Agreement of Limited Partnership of the Investor, in the form attached to the Purchase Agreement (as amended from time to time, the “SPV LPA”), pursuant to which Searchlight has agreed, subject to the terms and conditions thereof, to contribute funds to the Investor necessary to pay the purchase price pursuant to the Purchase Agreement; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, (A) the Investor, Searchlight and Searchlight II HMT GP, LLC, a Delaware limited liability company (“Searchlight GP”), have requested, among other things, that the Company (i) appoint the Searchlight Designees as Directors of the Company and nominate or re-nominate the Searchlight Designees or other Persons as Directors and (ii) agree to certain other matters in connection with the investment by Searchlight in the Investor and the transactions contemplated by the Purchase Agreement and (B) the Company has requested that the Investor, Searchlight, the General Partner and Kern agree to certain matters in connection with the investment by Searchlight in the Investor and the transactions contemplated by the Purchase Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1              Definitions.  The following terms shall have the meanings ascribed to them below:
“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, (i) the Company and its Affiliates (other than the Investor Parties and their respective Affiliates) shall not be deemed to be Affiliates of any of the Investor Parties or any of their respective Affiliates and (ii) neither Leo J. Hindery, Jr. nor any of his Affiliates, family members, management companies or investment vehicles (other than IMPVII) shall be deemed to be Affiliates of the Peter M. Kern or the General Partner or any of their respective Affiliates solely by reason of Mr. Hindery’s employment by, or management or ownership of, any management company or investment vehicle under common control with IMPVII.
“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.  The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.
“Benefit Plan” has the meaning set forth in Section 4.1(e)(ii).
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Board Designation Expiration Date” means the earlier to occur of (i) the date on which the Investor Percentage Interest is less than 10%, (ii) the date on which this Agreement is validly terminated pursuant to Article V and (iii) the date on which Searchlight delivers a notice to the Company to terminate its right to nominate Searchlight Designees pursuant to Section 2.1(k).
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.
“Capitalization Date” has the meaning set forth in Section 4.1(e)(i).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the SEC as of April 4, 2013, as the same may, from time to time, be amended, restated, modified or supplemented.
“Change of Control Transaction” has the meaning set forth in the SPV LPA.
“Class A Shares” has the meaning set forth in the recitals of this Agreement.
“Class B Shares” has the meaning set forth in the recitals of this Agreement.
“Class I” has the meaning set forth in the Certificate of Incorporation.
“Class II” has the meaning set forth in the Certificate of Incorporation.

“Class III” has the meaning set forth in the Certificate of Incorporation.
“Closing” has the meaning set forth in the Purchase Agreement.
“Closing Date” means the date on which the Closing occurs.
“Communications Laws” has the meaning set forth in Section 3.2.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Options” has the meaning set forth in Section 4.1(e)(iii).
“Company Policies” means the generally applicable internal policies and procedures of the Company as in effect from time to time, but excluding any such policy or procedure that is intended or designed to exclude any Searchlight Designee from serving as a Director or has the effect of imposing disproportionate burdens on any Searchlight Director relative to the Other Directors.
“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C § 101 et. seq.
“Director” means a director of the Company.
“Director Equity” has the meaning set forth in Section 3.9(e).
“Election Meeting” has the meaning set forth in Section 2.1(b).
“Equity Interests” has the meaning set forth in Section 4.1(e)(iv).
“ERISA” has the meaning set forth in Section 4.1(e)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.
“Independent Committee” means (i) the special committee of the Board established in connection with the transactions contemplated by the Purchase Agreement, (ii) if at any time such committee is not in existence, all of the Independent Directors on the Board as of the relevant time or (iii) if there are an inadequate number of Independent Directors, a special committee of the Board comprising at least two (2) directors who qualify as an “Independent Director” as defined in the NASDAQ Marketplace Rules or who qualifies as “independent” under the applicable rules and regulations of any other national securities exchange on which the equity securities of the Company are publicly traded after the date hereof.

“Independent Director” means a Director who (i) qualifies as an “Independent Director” as defined in the NASDAQ Marketplace Rules or who qualifies as “independent” under the applicable rules and regulations of any other national securities exchange on which the equity securities of the Company are publicly traded after the date hereof, (ii) is not an Affiliate of, employed by, or otherwise lacking in independence (as determined in good faith by the Board) from, any of the Investor Parties or any of their respective Affiliates and (iii) is not a Searchlight Designee.
“In-Kind Electors” means those certain Persons who (i) as of the date hereof are limited partners in IMPVII, and (ii) as of the time immediately following the Closing Date, have elected, pursuant to Section 2.1(a)(ii) of the Purchase Agreement, to directly hold Class A Shares.
“Investor” has the meaning set forth in the preamble of this Agreement.
“Investor Parties” means, collectively, Searchlight, IMPVII, the General Partner, Kern, the Investor and the Rollover SPV.
“Investor Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are Beneficially Owned by the Investor, Searchlight or any of Searchlight’s controlled Affiliates, multiplying each Class B Share by ten (10) for such purposes and (ii) the number of all outstanding Voting Securities, multiplying each Class B Share by ten (10) for such purposes.
“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.
“Other Director” means any Director who is not a Searchlight Director.
“Participant” has the meaning set forth in Section 4.1(e)(ii).
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“Preferred Stock” has the meaning set forth in Section 4.1(e)(i).
“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.
“Purchased Interests” has the meaning set forth in the Purchase Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 22, 2013, by and among the Sellers, the Company and the other parties named therein.
“Regulatory Approvals” has the meaning set forth in Section 3.2.
“Replacement” has the meaning set forth in Section 2.1(d).
“Requisite Percentage” has the meaning set forth in the SPV LPA.

“Searchlight Affiliate” shall mean Searchlight, any controlled Affiliates of Searchlight, any of Searchlight’s or its controlled Affiliates’ general or managing partners or members, and any Person controlled by one or more general or managing partners or members of Searchlight or its controlled Affiliates.
“Searchlight Designees” means those individuals selected by Searchlight GP for nomination as Directors in accordance with Section 2.1.
“Searchlight Director” means a Director named by Searchlight GP pursuant to Section 2.1(a) or any other Director designated for nomination by Searchlight GP and elected or appointed pursuant to the provisions of Section 2.1.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 3.4(c) End Date” means the date that is the earlier of (i) the occurrence of a Change of Control Transaction, (ii) the date on which the Searchlight Affiliates and the Investor no longer collectively hold more than 29% of the voting power represented by the Voting Securities assuming for purposes of such determination, that all Class B Shares have automatically converted to Class A Shares, (iii) the occurrence of a Termination Event (as defined in the SPV LPA) under clause (f) of the term “Restructuring Event” (as defined in the SPV LPA) as a result of Kern, in his capacity as a director of the Company, voting in support of a Change of Control Transaction and a majority of the directors of the Company oppose pursuing such Change of Control Transaction and (iv) the date on which a meeting of the Company’s stockholders is held to approve a Change of Control Transaction which triggered the occurrence of Termination Event (as defined in the SPV LPA) under clause (f) of the term “Restructuring Event” (as defined in the SPV LPA), Kern voted in support of such Change of Control Transaction at such stockholder meeting, and such Change of Control Transaction was not adopted by stockholders at such stockholder meeting.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Sellers” has the meaning set forth in the recitals of this Agreement.
“SPV LPA” has the meaning set forth in the recitals of this Agreement.
“Subsidiary” means, as to any Person, any other Person more than 50% of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.
“Voting Securities” means the Class A Shares, the Class B Shares and any other securities of the Company entitled to vote generally for the election of Directors.
“Warrants” has the meaning set forth in the recitals of the Agreement.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
Section 1.2              General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the schedules and exhibits hereto), and references herein to Sections refer to Sections of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
ARTICLE II
GOVERNANCE
Section 2.1              Election and Appointment.
(a)            The Company shall cause the Board of Directors to appoint two (2) Searchlight Designees as Directors immediately following the Closing, with one such Searchlight Designee selected by Searchlight GP to be appointed to Class III and the other Searchlight Designee to be appointed to Class II.
(b)            From and after the Closing until the Board Designation Expiration Date, the manner of selecting nominees for election to the Board of Directors will be as follows:
(i)            In connection with each annual or special meeting of stockholders of the Company at which Class II or Class III Directors are to be elected, or any written consent of the stockholders of the Company pursuant to which Class II or Class III Directors are to be elected (each such meeting or consent, an “Election Meeting”), Searchlight GP shall have the right to designate for nomination a number of Searchlight Designees as follows:  (A) if the Investor Percentage Interest is greater than or equal to 30%, one (1) Searchlight Designee to each of Class II and Class III; (B) if the Investor Percentage Interest is less than 30% but greater than or equal to 10%, one (1) Searchlight Designee to Class III (but no Searchlight Designee to Class II); and (C) if the Investor Percentage Interest is less than 10%, no Searchlight Designees.  If the number of seats for Directors on the Board is increased to more or decreased to less than nine seats prior to the Closing, or eleven seats (inclusive of the two Searchlight Designees) following the Closing, then the number of Searchlight Designees that Searchlight GP can designate for nomination by the Board shall be adjusted upward or downward (rounded to the nearest whole number), as the case may be, such that the proportional representation of the Searchlight Designees on the Board (assuming all Searchlight Designees are elected or re-elected to the Board) would be as similar as possible to the proportional representation of the Searchlight Designees on the Board if the number of seats for Directors on the Board had remained the same.  If, at any time after the Closing, the Certificate of Incorporation is amended to declassify the Board or otherwise modify the classification of Directors, then the Company and Searchlight shall cooperate in good faith to modify this Agreement such that Searchlight GP is entitled at all times following such amendment to such representation on the Board as would be consistent with its Board representation assuming such amendment did not occur.
(ii)            In the case of any Election Meeting that is an annual meeting of the stockholders of the Company, Searchlight shall give written notice to the Board of the applicable Searchlight Designee no later than the date that is ninety (90) days prior to the first anniversary of the prior year’s annual meeting of stockholders of the Company.  In the case of any Election Meeting that is a special meeting of the stockholders of the Company or in connection with any proposed written consent of the stockholders of the Company pursuant to which Class II or Class III Directors are to be elected or appointed, Searchlight shall give written notice to the Board of the applicable Searchlight Designee no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure to the stockholders of the Company.  In the case of any Replacement, Searchlight shall give written notice to the Board of each such Replacement as promptly as practicable following the event giving rise to such replacement as set forth in Section 2.1(d).  Any written notice delivered by Searchlight pursuant to this Section 2.1(b)(ii) is referred to herein as a “Designation Notice.”
(iii)            Each Searchlight Designee (or any Replacement thereof) must be an individual who is reasonably acceptable to the Board to serve in such capacity; provided that, for the avoidance of doubt, any investment professional employed by Searchlight or any of its respective Affiliated investment funds shall be deemed to be reasonably acceptable to the Board.  Searchlight shall provide any information reasonably requested by the Board in order for the Board to make the determination contemplated by the immediately preceding sentence.  If the Board does not object in writing to any Searchlight Designee named in a Designation Notice within twenty (20) days of receipt thereof (or, if later, within twenty (20) days after receipt of any information reasonably requested by the Board pursuant to the immediately preceding sentence), then such Searchlight Designee shall be deemed to be reasonably acceptable to the Board.  If, within twenty (20) days of the Board’s receipt of any Designation Notice, the Board determines that any Searchlight Designee named therein is not reasonably acceptable to the Board, then the Board shall promptly provide Searchlight with written notice of the reasons for such determination.  Thereafter, the Board and Searchlight shall cooperate in good faith so that Searchlight GP may designate one or more replacement Searchlight Designees until one such individual is deemed reasonably acceptable to the Board.  The Company shall take all actions reasonably necessary or appropriate (including delaying for a reasonable period of time any applicable Election Meeting) to ensure that Searchlight GP may designate any designee to which it is entitled under Section 2.1(b)(i) and each such Searchlight Designee is presented for nomination or appointment at each applicable Election Meeting.
(iv)            If Searchlight fails to give proper notice of any nomination for any Searchlight Designee in a timely manner for any Election Meeting, then Searchlight GP shall be deemed to have nominated the incumbent Searchlight Director in a timely manner; provided, that if there is no incumbent Searchlight Director for the applicable seat on the Board to which Searchlight GP is entitled to designate a Director pursuant to Section 2.1(b)(i), then the Company and Searchlight shall use their respective commercially reasonable efforts to mutually agree on a designee such that a Searchlight Designee is appointed to any seat to which a Searchlight Designee may be nominated under Section 2.1(b)(i).
(c)            Until the Board Designation Expiration Date, the Company and the Board of Directors shall cause (i) each Searchlight Designee designated in accordance with Section 2.1(b) to be included in management’s slate of nominees for the election of Directors at each applicable Election Meeting occurring after the Closing and (ii) at least two (2) Independent Directors to serve on the Board at all times.  The Company agrees to use its reasonable best efforts to, and to use reasonable best efforts to cause the Board of Directors to, cause the election of each applicable Searchlight Designee to the Board of Directors at each Election Meeting, including by, to the extent permitted by applicable law, recommending that the Company’s stockholders vote in favor of the election of each such Searchlight Designee, soliciting proxies in respect thereof and otherwise supporting each such Searchlight Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.
(d)            If any Searchlight Designee (i) dies, is incapacitated or is otherwise unable to serve as a nominee for appointment on the Closing Date or for election as a Director or to serve as a Director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting as a result of such Searchlight Designee failing to receive a plurality of the votes cast, or (iii) is to be substituted by Searchlight GP (with the relevant Searchlight Designee’s consent and resignation) for election at an Election Meeting, then, in each such case, Searchlight shall have the right to submit the name of a replacement for each such Searchlight Designee (each, a “Replacement”) to the Board for its reasonable approval (subject to the same terms and procedures set forth in Section 2.1(b)(iii)), and who shall, if so approved, serve as a nominee for appointment upon the Closing Date or election as Director or serve as Director in accordance with the terms of this Section 2.1 as if such Replacement was the initial Searchlight Designee.  In the case of any such Replacement of a Director who was already serving on the Board immediately prior to such Director’s death, resignation or removal, then the Company shall cause the Directors remaining in office at such time to appoint any such Replacement of such Director to the Board as promptly as practicable following Searchlight’s delivery of a Designation Notice with respect thereto and compliance with the terms and procedures set forth in Section 2.1(b)(iii).  For each proposed Replacement that is not approved by the Board in accordance with Section 2.1(b)(iii), Searchlight shall have the right to submit another proposed Replacement to the Board for its approval on the same basis as set forth in the immediately preceding sentence.  Searchlight shall have the right to continue submitting the name of proposed Replacement(s) to the Board for its approval until the Board approves a Replacement to serve as a nominee for appointment upon the Closing Date or for election as Director or to serve as a Director, as applicable, whereupon such person will be appointed as the Replacement.
(e)            As a condition to each Searchlight Designee’s appointment to the Board in accordance with Section 2.1(a) and nomination for election as a Director at any Election Meeting thereafter, or appointment as a Replacement, such Searchlight Designee shall have provided to the Company completed director and officer questionnaires in the form customarily used by the Company and executed irrevocable resignations as Director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”).  As soon as practicable, but in no event later than two (2) Business Days, (i) following the date on which the Investor Percentage Interest is less than 30% but greater or equal to 10%, the number of Searchlight Designees serving on the Board shall be reduced from two (2) to one (1) and one (1) of the Searchlight Designees (as determined by Searchlight GP) then serving on the Board shall be deemed to have resigned in accordance with the terms of such Searchlight Designee’s Irrevocable Resignation Letter and (ii) following the Board Designation Expiration Date, any Searchlight Designee or Designees then serving on the Board shall be deemed to have resigned in accordance with the terms of such Searchlight Designee’s Irrevocable Resignation Letter.  If any such Irrevocable Resignation Letter is determined to be invalid or is validly revoked, Searchlight shall instruct to resign and cooperate with the Company in its efforts to cause the resignation of (and, if necessary, the Investor Parties shall vote any Voting Securities then held by any of them in favor of removal of) the Searchlight Designee or Designees contemplated to resign by the immediately preceding sentence.
(f)            As a further condition to a Searchlight Designee’s nomination for election as a Director at the applicable Election Meeting or appointment as a Replacement, Searchlight shall (or shall cause such Searchlight Designee to), as promptly as practicable upon request of the Company, provide (i) executed consents from any Searchlight Designee to be named as a nominee in the Company’s proxy statement for the applicable Election Meeting and to serve as a Director if so elected, in the form customarily used by the Company, (ii) any information required to be or customarily disclosed for all applicable Directors, candidates for Director, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations, (iv) such written consents of such Searchlight Designee as may be necessary for the conduct of the Company’s standard vetting procedures applicable to all Directors, and (v) such other information  as reasonably requested by the Company from time to time with respect to Searchlight or the Searchlight Designees.
(g)            A Searchlight Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law, applicable stock exchange rules or applicable Company Policies (for the avoidance of doubt, other than any such rules related to director independence).  Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend a Searchlight Designee to the Board if, as determined in good faith by a majority of the Other Directors, service by such nominee as a Director would reasonably be expected to violate applicable Law, applicable stock exchange rules or applicable Company Policies (for the avoidance of doubt, other than any such rules related to director independence), and in each such case the Company shall provide Searchlight with a reasonable opportunity to designate a Replacement.
(h)            Searchlight shall promptly instruct to resign from the Board and cooperate with the Company in its efforts to cause the resignation of, and the Investor Parties shall vote any Voting Securities then held by any of them in favor of removal of, any Searchlight Director if, as determined in good faith by the majority of the Other Directors, service by such Director as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules (for the avoidance of doubt, other than any such rules related to director independence).
(i)            From and after the date of this Agreement, except as otherwise provided in the SPV LPA, until the earlier of (i) the Expiration of Term (as defined in the SPV LPA) and (ii) the Board Designation Expiration Date, each Investor Party agrees, on behalf of itself and, other than with respect to Searchlight, its Affiliates (A) to cause all Voting Securities held by such Investor Party or such Affiliates, or over which such Investor Party or such Affiliates otherwise has voting discretion or control, to be present at each Election Meeting or any annual or special meeting at which (or any written consent pursuant to which) Directors are to be elected or appointed, either in person or by proxy, and (B) to vote all such Voting Securities in favor of any Searchlight Designee; provided, however that this Section 2.1(i) shall apply to Searchlight only to the extent Searchlight has voting power over any Voting Securities and the Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Agreement.
(j)            From and after the date of this Agreement, until the earlier of (i) the Expiration of Term and (ii) the termination of this Agreement, each Investor Party agrees, on behalf of itself and, other than with respect to Searchlight, its Affiliates (A) to cause all Voting Securities held by such Investor Party or such Affiliates, or over which such Investor Party or such Affiliates otherwise has voting discretion or control, to be present at each Election Meeting or any annual or special meeting at which (or any written consent pursuant to which) Directors are to be elected or appointed, either in person or by proxy, and (B) to vote all such Voting Securities for any nominee that would qualify as an Independent Director if the Board would have fewer than two (2) members who qualify as Independent Directors if such nominee(s) were not elected to the Board; provided, however that this Section 2.1(j) shall apply to Searchlight only to the extent Searchlight has voting power over any Voting Securities and the Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Agreement.
(k)            Following a Restructuring Event (as defined in the SPV LPA), for so long as Searchlight has voting power over any Voting Securities and Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Section 2.1, Searchlight shall, at each annual or special meeting of stockholders of the Company at which directors are to be elected or appointed, or any written consent of the stockholders of the Company pursuant to which directors are to be elected or appointed, vote all such Voting Securities in favor of all nominees included in the Company’s slate of nominees to be elected or appointed at such meeting or by such written consent in the same proportion as the vote of the holders of the  Class A Shares (other than Searchlight or its Affiliates if such Persons hold Class A Shares) with respect to each such nominee (other than any Searchlight Designees and any Independent Directors, for which Searchlight shall vote all of its Voting Securities in favor); provided, that Searchlight may, by written notice to the Company, elect at any time after a Restructuring Event (as defined in the SPV LPA) to terminate its right to nominate Searchlight Designees pursuant to this Section 2.1 and, thereafter, Searchlight may vote all of its Voting Securities in its sole discretion and this Section 2.1 (other than Section 2.1(e)) and Section 2.3 shall terminate and be of no further force and effect.
(l)            In any matter submitted to a vote of the Company’s stockholders that is not subject to Section 2.1(i), (j) or (k), each Investor Party may vote any or all of its Voting Securities in its sole discretion (subject, in the case of Kern and the Investor, to the terms of the SPV LPA).
Section 2.2             Expenses and Fees; Indemnification.  The Company agrees to reimburse each Searchlight Designee elected to the Board for his or her reasonable expenses, consistent with the Company Policy for such reimbursement, incurred attending meetings of the Board and/or any committee of the Board.  The Company shall indemnify, or provide for the indemnification of, including, subject to applicable Law, any rights to the advancement of fees and expenses, each Searchlight Designee and provide each Searchlight Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the non-executive members of the Board of Directors.
Section 2.3              Committees.
(a)            Promptly after the Closing, and subsequently in connection with each Election Meeting subject to Section 2.1(b), the Company and the Board of Directors agree to cause the appointment of one Searchlight Director designated by Searchlight GP to each of the Audit Committee, the Executive Committee and any other committee or subcommittee of the Board formed after the date hereof; provided that (x) such Searchlight Director meets the independence (if any) and other requirements under applicable Law, such committee’s charter and applicable stock exchange rules for such committee and (y) such committee was not formed for the purpose of investigating, making determinations with respect to, or otherwise addressing, any potential or actual conflicts of interest between the Investor, Searchlight and any of its Affiliates, or any Searchlight Director, on the one hand, and the Company, on the other hand.  If the inability of any such Searchlight Director to serve on the Board as described in Section 2.1(d) results in a vacancy on one or more of such committees or subcommittees, Searchlight shall have the right to submit that the Replacement proposed pursuant to Section 2.1(d) be appointed to fill such committee or subcommittee vacancy, subject to the provisions of this Section 2.3.  If such Searchlight Director resigns or is removed by the Board from any committee or subcommittee on which such Searchlight Director served, Searchlight shall be entitled to select another Searchlight Director to fill the committee or subcommittee vacancy as a result of such removal, subject to the provisions of this Section 2.3.
(b)            Searchlight shall promptly take all appropriate action to cause to resign from any committee or subcommittee any Searchlight Director appointed pursuant to Section 2.3(a) if, as determined in good faith by a majority of the Other Directors, service by such Searchlight Director on such committee or subcommittee would reasonably be expected to violate applicable Law or applicable stock exchange rules.
Section 2.4             Provision of Information by Searchlight.  Notwithstanding anything herein to the contrary (but subject to the immediately following sentence), the Company acknowledges and agrees that, at any time that a Searchlight Director is serving on the Board, Searchlight Capital Partners LLC, Searchlight and the Searchlight Designees may share information received by any of them in connection with their representation on the Board with their respective equity holders and investors in customary communications with such equity holders and investors, or as required by any applicable agreements governing Searchlight  or otherwise obligating Searchlight Capital Partners LLC or any of its Affiliates, in their capacity as  general partner, manager or sponsor of Searchlight, to make such disclosure (provided that such recipients are subject to a duty of confidentiality to keep such information confidential and have agreed pursuant to the limited partnership agreement of an Affiliate of Searchlight not to trade on the basis of material nonpublic information provided to such recipients pursuant to such agreement).  Notwithstanding anything herein to the contrary, neither Searchlight Capital Partners LLC, Searchlight nor the Searchlight Designees shall knowingly take any action that would reasonably be expected to cause HMG to violate Regulation FD under the Exchange Act.
Section 2.5              Conditional upon Closing.  The effectiveness of the provisions of this Article II shall be subject to the consummation of the Closing.
ARTICLE III
COVENANTS
Section 3.1              Cooperation; Deliverables.
(a)            The Company shall, and shall cause the Board to:
(i)            not enter into any agreement or understanding or take any other action that would prevent or delay the Closing or otherwise frustrate the purposes of the transactions contemplated by this Agreement, the Purchase Agreement or the SPV LPA, including by (A) preventing or interfering with any of the Investor Parties’ ability to fulfill their obligations under any such Agreement, (B) preventing or interfering with any distribution in kind of securities of the Company pursuant to Section 11.2(b) of the SPV LPA or any replacement of the general partner of the Investor pursuant to Section 11.1(b) of the SPV LPA (in the case of this clause (B), so long as a Searchlight Affiliate, Kern or any of their respective controlled Affiliates are the sole Beneficial Owners of the Equity Interests in the Investor at the time of such distribution or replacement), or (C) amending the Certificate of Incorporation or amended and restated bylaws of the Company as in effect on the date hereof to change the quorum requirement for stockholder meetings; provided that this Section 3.1(a)(i) shall not apply to the Company to the extent the Board determines in good faith that such action or inaction, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, as advised by outside counsel;
(ii)            until the date on which the Investor Percentage Interest is less than 10%, other than any such provision that is in the Company’s Certificate of Incorporation in effect as of the date hereof, not take any action to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause Searchlight or any of its Affiliates to incur or suffer any dilution, relative to other holders of Voting Securities or Warrants, of any of Searchlight’s or its Affiliates’ equity or voting power (each of the foregoing, a “Rights Plan”) (excluding any Rights Plan that applies to the acquisition of any additional Class A Shares by Searchlight or any of its Affiliates beyond the Purchased Interests and the Director Equity) or that would affect Searchlight’s or any of its Affiliates’ ability to hold or acquire Voting Securities or Warrants following the Closing or that would have an adverse effect on the membership on the Board of Directors by the Searchlight Designees; and
(iii)            to cooperate and provide reasonable assistance as requested by Searchlight, at Searchlight’s sole expense, in connection with the Closing.
(b)            At the Closing:
(i)            the Company shall deliver or cause to be delivered to the Investor a certificate, executed by the Secretary of the Company, certifying that (A) each of the representations and warranties contained in Section 4.1 is or was true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made, and (B) the Company has complied to date with its obligations under Section 2.1(a);

(ii)            the Company shall deliver or cause to be delivered to the Investor and to IMPVII a duly executed certificate signed by an officer of the Company certifying that no interest in the Company is a “United States real property interest” as that term is defined in Section 897 of the Code, along with evidence that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
(iii)            each Investor Party shall deliver or cause to be delivered to the Company a certificate, executed by such Investor Party or its authorized officer, certifying that each of the representations and warranties contained in Section 4.2 with respect to such Investor Party is or was true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made.
Section 3.2             Regulatory Approvals Upon Unwind of the Investor.  The Company shall, and shall cause its Subsidiaries to, at Investor’s sole expense for any out-of-pocket costs incurred by the Company or its Subsidiaries thereby, use their respective commercially reasonable efforts to obtain or make, or cause to be obtained or made, all notices, filings, consents, authorizations, orders and approvals required to be obtained or made under (a) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (b) the Communications Act of 1934, as amended, the rules and regulations and published policies of the Federal Communications Commission (“FCC”) (the “Communications Laws”), (c) local or municipal Law and (d) the rules and regulations of any public utility commission, or any other Governmental Entity (collectively, the “Regulatory Approvals”), in connection with any distribution in kind of securities of the Company pursuant to Section 11.2(b) of the SPV LPA, the replacement of the general partner of the Investor pursuant to Section 11.1(b) of the SPV LPA, or any other event, circumstance, act or activity arising or undertaken pursuant to the SPV LPA that requires any Regulatory Approvals, in each case, at the reasonable request of Searchlight, and in each case, in such a manner as to ensure that such Regulatory Approvals shall be obtained as promptly as practicable and, with respect to any distribution in kind of securities of the Company pursuant to Section 11.2(b) of the SPV LPA, any replacement of the general partner of the Investor pursuant to Section 11.1(b) of the SPV LPA, or any other event, circumstance, act or activity arising or undertaken pursuant to the SPV LPA that requires any Regulatory Approvals, prior to such in-kind distribution, replacement, event, circumstances, act or activity.  The Company shall keep Searchlight reasonably apprised of the status of all matters relating to such Regulatory Approvals and work cooperatively with Searchlight and the other Investor Parties, including as Searchlight may reasonably request, in connection with obtaining all such Regulatory Approvals. Notwithstanding anything in the Agreement to the contrary, the Company shall have no obligation to seek Regulatory Approval for any action that would violate Communications Law.
Section 3.3              Registration Rights and Consent to Assignment.
(a)            If there is a distribution in kind of securities of the Company pursuant to Section 11.2(b) of the SPV LPA or any replacement of the general partner of the

Investor pursuant to Section 11.1(b) of the SPV LPA, or if Searchlight becomes by any other means the registered and Beneficial Owner of the Purchased Interests or any other unregistered Equity Interests of the Company, then the Company shall enter into an amendment to the Registration Rights Agreement (or enter into a substantially similar agreement with Searchlight) such that Searchlight is deemed a “Holder” and “IM Holder” thereunder, and is thereby able to exercise all rights of a Holder and IM Holder thereunder in order to register the Purchased Interests (or any such other Equity Interests) under the Securities Act as promptly as practicable following such distribution in kind of securities of the Company or replacement of the general partner of the Investor pursuant to the SPV LPA.  The Company will reasonably cooperate with Searchlight in any such scenario regarding the registration of such securities.
(b)            The Company hereby grants its consent, effective as of the Closing, to the assignment of all of the Sellers’ rights and obligations with respect to the Purchased Interests pursuant to the Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, the Sellers, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein, to the Investor.
Section 3.4              Treatment of Company Securities by Kern, the General Partner, the Investor and the Rollover SPV.
(a)            Kern agrees that he shall take all actions that are necessary or appropriate to elect an in-kind distribution of his allocable share of the securities of the Company held by IMPVII as set forth in Section 2.1(a)(ii) of the Purchase Agreement.  Kern represents and warrants to Searchlight that none of his Affiliates is a direct or indirect limited partner of IMPVII.  Kern agrees not to directly or indirectly transfer all or any portion of his interests in IMPVII prior to the Closing.
(b)            From and after the Closing until the occurrence of a Termination Event (as defined in the SPV LPA), Kern agrees to vote all securities of the Company (including all Class A Shares, Class B Shares and Warrants) held of record or Beneficially Owned by Kern or his Immediate Family Members or Permitted Family Trusts (each as defined in the SPV LPA) in the same manner as the securities of the Company Beneficially Owned by the General Partner following the Closing, and none of Kern, the General Partner, the Investor, the Rollover SPV or any of their respective Affiliates will directly or indirectly hedge (via the use of derivatives or in any other manner) the economic risk with respect to any such securities of the Company held of record or Beneficially Owned by any of them.  From and after the Closing until the occurrence of a Termination Event (as defined in the SPV LPA), Kern agrees not to dispose of (and otherwise treat) the securities of the Company (including all Class A Shares, Class B Shares and Warrants) held of record or Beneficially Owned by Kern (other than the Investor and the Rollover SPV) or his Immediate Family Members or Permitted Family Trusts (each as defined in the SPV LPA) without the prior written consent of Searchlight.  From and after the Closing until the occurrence of a Termination Event (as defined in the SPV LPA), Kern agrees to dispose of (and otherwise treat) all securities of the Company (including all Class A Shares, Class B Shares and Warrants) held of record by the Investor and the Rollover SPV in the same manner.
(c)            From and after the Closing until the occurrence of a Section 3.4(c) End Date, except to the extent arising in connection with a (i) Termination Event (as defined in the SPV LPA) or (ii) Final Distribution or GP Departure Distribution (each as defined in the SPV LPA), Kern agrees not to take any action that would reasonably be expected to cause the Class B Shares Beneficially Owned by Kern (other than Class B Shares held by the Rollover SPV), his Immediate Family Members or Permitted Family Trusts (each as defined in the SPV LPA) to convert to Class A Shares.  For the avoidance of doubt, nothing contained in this Section 3.4(c), shall be deemed to limit (A) the treatment of the Interests by Investor or (B) the ability of Kern, his Immediate Family Members or Permitted Family Trusts (each as defined in the SPV LPA) to take any action with respect to any (1) Class A Shares owned by such Person, (2) Director Equity and (3) Voting Securities held by the Rollover SPV or which are subject to forfeiture.
(d)            The Investor Parties agree that, promptly following the receipt of any requisite Regulatory Approvals for any Final Distribution or GP Departure Distribution (each as defined in the SPV LPA), any Class B Shares held of record or Beneficially Owned by the Investor and the Rollover SPV at such time will be promptly converted into Class A Shares.
Section 3.5              Required Consents of the Independent Committee.
(a)            Any approval by the Board of Directors or any committee or subcommittee thereof of a “business combination” (as such term is defined in Section 203 of the DGCL) or of a Person becoming an “interested stockholder” for purposes of Section 203 of the DGCL shall require the prior written consent of the Independent Committee; provided, however, that the Board has previously approved for purposes of Section 203 of the DGCL (via the resolutions attached hereto as Exhibit B), and no further approval of the Independent Committee or the Board shall be required for, the transactions contemplated by the Purchase Agreement and any distribution in kind of securities of the Company pursuant to Section 11.2(b) of the SPV LPA, or any replacement of the general partner of the Investor pursuant to Section 11.1(b) of the SPV LPA.
(b)            Prior to the fifth anniversary of the Closing Date, none of the Investor Parties or any Searchlight Affiliate shall, and they shall cause their respective Affiliates not to, undertake any transaction involving the Company that would qualify as a “Rule 13e-3 transaction” (as defined under the Exchange Act) unless such transaction is approved by the Independent Committee; provided that this (b) shall not apply to any Person constituting a portfolio investment of Searchlight or any of its Affiliates, so long as such Person is not acting at the direction of Searchlight or its Affiliate (other than such portfolio investment).
Section 3.6              Expenses of the Rollover SPV.  Kern, the General Partner and IMPVII will pay or otherwise bear, or will cause the limited partners of the Rollover SPV to pay or otherwise bear, all costs and expenses associated with the establishment, formation and ongoing operation of the Rollover SPV and the Rollover SPV’s participation in the transactions contemplated by the Purchase Agreement, including expenses of counsel and other advisors.
Section 3.7              Credit Agreement.  In connection with any refinancing of any outstanding indebtedness under, or any other amendment to, the Credit Agreement, dated as of July 30, 2013, by and among Hemisphere Media Holdings, LLC, InterMedia Español, Inc., and the other parties thereto, as amended by Amendment No. 1 to the Credit Agreement, dated as of July 31, 2014 (as amended and as it may be further amended from time to time, the “Credit Agreement”), the Company agrees that it shall use commercially reasonable efforts to cause the definition of “Change in Control” and any similar definition set forth therein to be amended such that neither the record nor beneficial ownership by Searchlight or its Affiliates, nor the acquisition by any of them of any Equity Interests of the Company (including pursuant to a liquidation of the Investor or change of the general partner of the Investor pursuant to the SPV LPA as such liquidation would occur in the absence of Section 11.3(b) of the SPV LPA), will trigger any Event of Default (as defined in the Credit Agreement) or similar event under the Credit Agreement.
Section 3.8              FCC Compliance.  Each Investor Party agrees to provide any information, certification, representation, form or other document reasonably requested by the Company for the purpose of complying with the Communications Laws, including any applications or reporting requirements thereunder and any information in respect of any general or limited partner, limited liability company member, stockholder or other equity holder or Affiliate of such Investor Party who shall have an attributable interest in the Company within the meaning, and for purposes, of the Communications Laws.  No Investor Party shall take any action that would cause the Company to be in violation of the Communications Laws.
Section 3.9              Standstill.
(a)            Subject to Section 3.9(c), from and after the date of this Agreement until the earlier of (i) a Termination Event (as defined in the SPV LPA) and (ii) in the event that the transactions contemplated by the Purchase Agreement are not consummated, the termination of the Purchase Agreement in accordance with its terms, none of the Investor Parties nor any of their respective controlled Affiliates or any Searchlight Affiliate shall, directly or indirectly, offer to acquire or acquire (or propose, agree or seek permission, to acquire), of record or beneficially, by purchase, sale or otherwise, any securities, assets or indebtedness of the Company or any of its controlled Affiliates, or rights or options to acquire interests in any securities, assets or indebtedness of the Company or any of its controlled Affiliates, in each case, without the prior written approval of the Independent Directors; provided, however, that for the avoidance of doubt, this Section 3.9(a) shall not apply to the transactions contemplated by the Purchase Agreement and the Investor’s acquisition of the Interests pursuant thereto; and provided, further, that this Section 3.9(a) shall not apply to any Person constituting a portfolio investment of Searchlight or any of its Affiliates, so long as such Person is not acting at the direction of Searchlight or its Affiliate (other than such portfolio investment).
(b)            Notwithstanding Section 3.9(a), nothing in this Section 3.9 shall restrict any of the Investor Parties from making any proposal regarding a possible transaction involving the Company directly to the Board.
(c)            Notwithstanding Section 3.9(a), but subject to Section 3.5(b), nothing in this Section 3.9 shall restrict any of the Investor Parties from undertaking a transaction or submitting an offer for a transaction involving the Company that would qualify as a “Rule 13e-3” transaction (as defined under the Exchange Act); provided, further, that nothing herein shall prohibit Searchlight or any of its Affiliates from providing financing for or otherwise participating in such a transaction.

(d)            The restrictions set forth in Section 3.9(a) shall not apply if and for so long as any Rights Plan has been adopted by the Company and/or the Board and remains in effect.
(e)            Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict or prevent Kern or any Searchlight Director, from, consistent with the past practices of the Company, (i) receiving from the Company any equity or equity-based compensation in connection with such Person’s service as a member of the Board or any committee(s) thereof, or (ii) exercising any rights or options in connection with such equity or equity-based compensation (collectively, “Director Equity”).
Section 3.10           Amendment to Certificate of Incorporation.  Subject to the consummation of the Closing and, in no event later than the earlier of (i) a date sufficiently in advance of a Change of Control Transaction to allow the Charter Amendment to be filed with the Office of the Secretary of State of the State of Delaware, (ii) the Final Distribution or the GP Departure Distribution, and (iii) the 2017 annual meeting of stockholders of the Company, the Investor agrees to cause to be present and to vote, at a meeting of the Company’s stockholders, or cause to consent in any action by written consent, all Voting Securities held by the Investor in favor of amending the Certificate of Incorporation (such amendment, the “Charter Amendment”) to add the following as a new Section 4.5 to the Certificate of Incorporation:
“Notwithstanding anything herein to the contrary, in the event that the Company shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, shares of Class A Common Stock and Class B Common Stock shall receive the same consideration, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company; provided, however, that in the event that the holders of a class of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing shall be deemed satisfied if holders of each class of Common Stock are granted identical election rights.”
Section 3.11           Investor As Class B Permitted Transferee; No Transfers of General Partner or Advisor Interests.  Kern shall not Transfer (as defined in the SPV LPA) or permit the Transfer of any interests in the General Partner or the Advisor (as defined in the SPV LPA) or the Principal’s direct or indirect interest in, or entitlement to, Carried Interest (as defined in the SPV LPA) or the Management Fee (as defined in the SPV LPA) hereunder to any other Person, other than Transfers to (a) estate planning entities Controlled by Kern, or (b) employees of the General Partner or its Affiliates for compensatory purposes, provided that interests in the General Partner Transferred in accordance with this clause (b) shall not constitute at any time more than 35% of the outstanding interests in the General Partner.  Subject to the immediately preceding sentence, Kern shall not grant economic interests in the General Partner in an amount which could jeopardize the treatment of the Investor as a “Class B Permitted Transferee” as defined in the Certificate of Incorporation.

Section 3.12           No Circumvention via Searchlight Portfolio Companies.  Searchlight will not, and will cause each other Searchlight Person (as defined in the SPV LPA) not to, exercise Control (as defined in the SPV LPA) over any Person that constitutes a portfolio investment of any Searchlight Person (other than Searchlight itself) in a manner intended to circumvent any of the covenants of Searchlight set forth in this Agreement or the SPV LPA, or to evade any limitations on the occurrence of a Restructuring Event in the SPV LPA (due to the exclusion of such portfolio investments from the definition of “Affiliate” thereunder).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1              Representations and Warranties of the Company.  The Company represents and warrants to each Investor Party as follows:
(a)            Organization and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.
(b)            Authorization.  Assuming the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(g), the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby.
(c)            Enforceability.  This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(g), constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto and the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(g), is enforceable against the Company in accordance with its terms.
(d)            No Conflicts.  None of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s Certificate of Incorporation or amended and restated bylaws or any contract or agreement to which the Company is party or by which it is bound.
(e)            Capitalization of the Company.
(i)            The authorized capital stock of the Company consists of (A) 100,000,000 Class A Shares, of which, as of the close of business on September 2, 2016 (the “Capitalization Date”), there were 12,364,416 Class A Shares issued and outstanding (excluding 3,599,626 Class A Shares held in treasury but including Company RSAs), (B) 33,000,000 Class B Shares, of which, as of the close of business on the Capitalization Date, there were 30,027,418 Class B Shares issued and outstanding (with no Class B Shares held in treasury), and (C) 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”), of which, as of the Capitalization Date, no shares of Preferred Stock were issued and outstanding.
(ii)            As of the close of business on the Capitalization Date, there were 4,005,785 Class A Shares reserved for future issuance under the Benefit Plans (exclusive of Class A Shares subject to Company Options).  “Benefit Plan” means each (A) ”employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction), (B) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (C) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (D) other compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Subsidiary of the Company or any of their respective Affiliates for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (each, a “Participant”), or between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Participant, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of its Subsidiaries, and in each case whether or not (x) subject to the Laws of the United States, (y) in writing or (z) funded.
(iii)            As of the close of business on the Capitalization Date, there were (A) 2,060,000 Class A Shares subject to options to purchase such shares (“Company Options”), (B) unvested outstanding awards of restricted stock that correspond to Class A Shares (“Company RSAs”) covering 265,549 Class A Shares and (C) 6,137,280 Class A Shares subject to Warrants, all of which are governed by the Warrant Agreement (as defined in the Purchase Agreement).  All Class A Shares subject to issuance under the Benefit Plans upon issuance prior to the Closing on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(iv)            As of the close of business on the Capitalization Date, except as set forth in Sections 4.1(e)(i), 4.1(e)(ii) or 4.1(e)(iii), there are no outstanding Equity Interests or other options, warrants or other rights issued by the Company or any of its Subsidiaries, relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, acquire or sell any Equity Interests of the Company or any of its Subsidiaries.  “Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any person or entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.  Since the close of business on the Capitalization Date, the Company has not issued any Equity Interests other than Class A Shares issued upon the exercise of any Company Options or Company Warrants or settlement of Company RSAs outstanding as of the close of business on the Capitalization Date in accordance with their terms.
(v)            Except with respect to the Company Options and Company RSAs pursuant to the Benefit Plans and the related award agreements, there are no outstanding obligations of the Company or any of its Subsidiaries requiring the repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Equity Interests of the Company or any of its Subsidiaries.
(vi)            The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right generally to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company.  As of the date of this Agreement, other than the Registration Rights Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any shareholder agreements, voting trusts or other agreements with any third party relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.
(vii)            Since June 30, 2016, the Company has not paid, set aside any amounts with respect to, or set any record date with respect to any cash dividend or any other distribution in respect of any of its Equity Interests.
Section 4.2              Representations and Warranties of the Investor Parties (other than Kern).  Each of Investor Parties (other than Kern) represents and warrants (except that, the representation in Section 4.2(f)(ii) shall be deemed made only by the Rollover SPV), severally and not jointly, to each of the other parties hereto as follows:
(a)            Organization and Power.  If such Investor Party is an entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the corporate or similar power and authority to enter into this Agreement and to carry out his or its obligations hereunder.
(b)            Authorization.  The execution, delivery and performance of this Agreement by such Investor Party and the consummation by such Investor Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Investor Party and no other corporate or similar proceedings on the part of such Investor Party are necessary to authorize this Agreement or any of the transactions contemplated hereby.
(c)            Enforceability.  This Agreement has been duly executed and delivered by such Investor Party and constitutes a valid and binding obligation of such Investor Party, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against such Investor Party in accordance with its terms.
(d)            No Conflicts.  None of the execution, delivery or performance of this Agreement by such Investor Party constitutes a breach or violation of or conflicts with its organization documents or any contract or agreement to which such Investor Party is a party or by which it is bound.
(e)            No Intent to Amend or Waive.  As of the date hereof, such Investor Party does not have any current intent to request a waiver of, or amendment to, any of the provisions of this Agreement, the Purchase Agreement or the SPV LPA.
(f)            FCC Matters.
(i)            Subject to the terms and conditions of the Purchase Agreement, Investor is legally qualified to acquire and hold a controlling interest in the Company under the Communications Laws at the Closing.  No waiver of any FCC rule or published policy that would impose any material burden on the Company will be necessary in order to obtain the FCC’s consent to Investor’s acquisition of control of the Company at the Closing.  As of the Closing, Investor will not be deemed to have foreign ownership under the Communications Laws with respect to the Company in an amount greater than the Requisite Percentage.  As of the Closing, neither Investor nor any person holding an attributable interest (as defined under the Communications Laws) in Investor holds an attributable interest in any television broadcast or radio broadcast station or any daily newspaper in Puerto Rico.  The parties acknowledge that persons holding an attributable interest in Investor hold interests in Liberty Cablevision Puerto Rico as of the date hereof.  Immediately after the Closing, Peter M. Kern will have ultimate control (as defined under the Communications Laws) of the Company.
(ii)            As of the Closing, Rollover SPV will not be deemed to hold Voting Securities giving rise to foreign ownership under the Communications Laws in an amount that, when taken together with the total number of Voting Securities giving rise to foreign ownership interests under the Communications Laws deemed to be held by (i) In-Kind Electors and (ii) Investor, exceeds, in the aggregate, the total number of shares of Voting Securities giving rise to foreign ownership under the Communications Laws held by IMPVII as of the date hereof.

(g)            Ownership.  As of the date hereof, none of the Investor Parties (other than IMPVII and Kern) is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.  Each of IMPVII and Kern has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company for at least three years prior to the date hereof.
Section 4.3              Representations and Warranties of Kern.  Kern represents and warrants to each of the other parties hereto as follows:
(a)            Enforceability.  This Agreement has been duly executed and delivered by Kern and constitutes a valid and binding obligation of Kern, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against such Investor Party in accordance with its terms.
(b)            No Conflicts.  None of the execution, delivery or performance of this Agreement by Kern constitutes a breach or violation of or conflicts with its organization documents or any contract or agreement to which Kern is a party or by which he is bound.
(c)            No Intent to Amend or Waive.  As of the date hereof, Kern does not have any current intent to request a waiver of, or amendment to, any of the provisions of this Agreement, the Purchase Agreement or the SPV LPA.
ARTICLE V
TERMINATION
Section 5.1              Termination.  Except as provided in Section 5.2, this Agreement shall terminate upon the occurrence of any of the following (subject to the limitations set forth therein):
(a)            upon the mutual written agreement of the parties hereto;
(b)            by Searchlight, upon a material breach by the Company, Kern, the General Partner, the Investor, the Rollover SPV or IMPVII of any of their respective representations, warranties, covenants or agreements contained herein and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such party; provided that Searchlight may terminate pursuant to this clause (b) only with respect to the rights and obligations of such breaching party, and the rest of this Agreement shall continue in full force and effect with respect to Searchlight and all other parties;
(c)            by the Company, upon a material breach by Searchlight, Kern, the General Partner, the Investor, the Rollover SPV or IMPVII of any of their respcetive representations, warranties, covenants or agreements contained herein and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such party; provided that the Company may terminate pursuant to this clause (c) only with respect to the rights and obligations of such breaching party, and the rest of this Agreement shall continue in full force and effect with respect to the Company and all other parties;

(d)            by Kern, upon a material breach by the Company, Searchlight or, solely if a Replacement GP has been appointed to the Investor, the Investor of any of their respective representations, warranties, covenants or agreements contained herein and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such party; provided that Kern may terminate pursuant to this clause (d) only with respect to the rights and obligations of such breaching party, and the rest of this Agreement shall continue in full force and effect with respect to Kern and all other parties; or
(e)            upon termination of the Purchase Agreement prior to Closing in accordance with the terms thereof.
Section 5.2              Effect of Termination; Survival.  In the event of any termination of this Agreement pursuant to Section 5.1, there shall be no further liability or obligation hereunder on the part of any party hereto with respect to which this Agreement is terminated; provided, however, that the covenants set forth in Section 2.1(e), Section 3.1(a)(i) and Section 3.2 shall survive the termination of this Agreement until the Termination (as defined in the SPV LPA) of the Investor pursuant to the SPV LPA; nothing contained in this Agreement (including this Section 5.2) shall relieve any party from liability for any Willful Breach of any covenant or agreement contained in this Agreement, in each case, which occurred prior to such termination.
ARTICLE VI
MISCELLANEOUS
Section 6.1              No Survival.  The representations and warranties of the parties set forth in this Agreement (or contained in any certificate delivered pursuant to this Agreement), other than those set forth in Section 4.2(f), shall terminate upon the Closing.
Section 6.2             Amendment and Modification.  This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by each of the parties hereto with respect to which such amendment, modification or waiver will be effective; provided that any amendment, modification or waiver of any of the provisions hereof by the Company shall require the written consent of the Independent Committee.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
Section 6.3             Assignment; No Third-Party Beneficiaries.  Except as provided under Article III, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any party without the prior written consent of each other party with respect to which such assignment will be effective.  Any purported assignment without such prior written consent will be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Except pursuant to Section 2.2 (with respect to the Searchlight Designees) and Section 6.2 (with respect to the Independent Committee), this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 6.4              Binding Effect; Entire Agreement.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs.  This Agreement, together with the SPV LPA and the Purchase Agreement with respect to the relevant parties thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
Section 6.5              Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 6.6              Notices and Addresses.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by electronic transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or electronic transmission or one day after deposit with a reputable overnight courier service.
If to the Company:

Hemisphere Media Group, Inc.
4000 Ponce de Leon Blvd. Suite 650
Coral Gables, Florida 33146
Attention:	Alex J. Tolston, General Counsel and Corporate Secretary
Telephone:	305-421-6334
Email:	atolston@hemispheretv.com

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, P.O. Box 1347
Wilmington, Delaware 19899-1347
Attention:	Andrew M. Johnston, Esq.
Eric S. Klinger-Wilensky, Esq.
Telephone:	(302) 658-9200
Email:	ajohnston@mnat.com
ekwilensky@mnat.com

If to the Investor, the General Partner or Kern:
c/o InterMedia Partners, LP
405 Lexington Avenue
48th Floor
New York, New York 10174
Attention:	Mark Coleman, Esq.
Telephone:	(212) 503-2855
Email:	mcoleman@intermediaadvisors.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Jeffrey D. Marell, Esq.
Telephone:	(212) 373-3105
Email:	jmarell@paulweiss.com

If to IMPVII or the Rollover SPV:

InterMedia Partners, LP
405 Lexington Avenue
48th Floor
New York, New York 10174
Attention:	Mark Coleman, Esq.
Telephone:	(212) 503-2855
Email:	mcoleman@intermediaadvisors.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Jeffrey D. Marell, Esq.
Telephone:	(212) 373-3105
Email:	jmarell@paulweiss.com

If to Searchlight:

Searchlight Capital Partners, L.P.
745 Fifth Avenue
27th Floor
New York, New York 10151
Attention:	John Yantsulis
Nadir Nurmohamed
Andrew Frey
Telephone:	(212) 293-3730
Email:	jyantsulis@searchlightcap.com
nnurmohamed@searchlightcap.com
afrey@searchlightcap.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen, Esq.
Ronald C. Chen, Esq.
Telephone:	(212) 403-1000
Email:	SACohen@wlrk.com
RCChen@wlrk.com

Section 6.7             Counterparts.  This Agreement may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.
Section 6.8             Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.
Section 6.9              Remedies.  In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, without requirement of posting a bond, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

Section 6.10           Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such Court does not have subject matter jurisdiction, the other courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware for any claim, action, suit, investigation or proceeding (each, a “Proceeding”), arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.11          Adjustments.  References to numbers of shares and to sums of money contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.
Section 6.12           Fees and Expenses of the Independent Committee.  Within five (5) Business Days of the Closing, IMPVII and Searchlight shall each pay, by wire transfer of immediately available funds to the following account, $125,000 of the reasonable, documented out-of-pocket fees, costs and expenses incurred by the Independent Committee in connection with the transactions contemplated by this Agreement, the Purchase Agreement or the SPV LPA.
Account Name: Hemisphere Media Holdings, LLC Bank Name: JPMorgan Chase Bank, NA ABA: 021000021 Acct #: 486351799 Further credit account: Special Committee Reimbursement
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.
HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President and Chief Executive Officer

GATO INVESTMENTS LP
By:	Searchlight II HMT GP, LLC, its General Partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

INTERMEDIA HEMISPHERE ROLL-OVER L.P.
By:	Gemini Latin Holdings, LLC, its General Partner

By:	/s/ Peter M. Kern
Name: Peter M. Kern
Title: Managing Member

GEMINI LATIN HOLDINGS, LLC

By:	/s/ Peter M. Kern
Name: Peter M. Kern
Title: Managing Member

/s/ Peter M. Kern
Peter Kern

INTERMEDIA PARTNERS VII, L.P.
By:	InterMedia Partners, L.P., its General Partner
By:	HK Capital Partners, LLC, its General Partner

By:	/s/ Peter M. Kern
Name: Peter M. Kern
Title: Managing Partner

[Signature Page to Stockholders Agreement]

SEARCHLIGHT II HMT, L.P. By: Searchlight II HMT GP, LLC, its General Partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

[Signature Page to Stockholders Agreement]